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                                                                  EXHIBIT 11.1

                                        HARCOURT GENERAL, INC.


Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:

(In thousands)                            Nine Months        Three Months
                                        Ended July 31,       Ended July 31,
                                        1997        1996        1997      1996

Net Earnings (Loss)               ($123,249)    $132,354  ($140,994)  $105,267

Less Preferred Dividends               (701)          -        (232)        -

Net Earnings (Loss) for
  Calculation of Earnings
   Per Share                      ($123,950)    $132,354  ($141,226)  $105,267

PRIMARY

1. Weighted average number of common
   shares outstanding                70,832       71,332     70,747     71,104

2. Assumed conversion of Series A
   Cumulative Convertible Stock          -         1,298         -       1,281

3. Assumed exercise of certain stock
   options based on average market
   value                                  -          202         -         193

4. Weighted average number of shares
   used in primary per share
   computations                      70,832       72,832     70,747     72,578

FULLY DILUTED (A)

1. Weighted average number of common
   shares outstanding                70,832       71,332     70,747     71,104

2. Assumed conversion of Series A
   Cumulative Convertible Stock          -         1,298         -       1,281

3. Assumed exercise of all dilutive
   options based on higher of
   average or closing market value       -           203         -         193

4. Weighted average number of shares
   used in fully diluted per share
   computations                      70,832       72,833     70,747     72,578



(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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